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                               IMPAX LABORATORIES

                            MODERATOR: BARRY EDWARDS
                                NOVEMBER 9, 2004
                                   8:00 AM CT


Operator:             Welcome to the IMPAX Laboratories Third Quarter Conference
                      Call. At this time, all participants are in a listen-only mode. Following management's prepared remarks we will hold a question and answer session.

                      To ask a question, please press star followed by 1 on your touch tone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

                      As a reminder, this conference is being recorded today, November 9, 2004. I would now like to turn the call over to Kim Golodetz. Please go ahead, ma'am.

Kim Golodetz:         Thank you. This is Kim Golodetz with Lippert Heilshorn &
                      Associates. Thank you all for participating in today's call which will cover IMPAX's 2004 Third Quarter financial results. Joining me from IMPAX Laboratories are Barry
                      Edwards, Chief Executive Officer and Cornel Spiegler,
                      Chief Financial Officer.

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                      This conference call will follow the standard format
                      beginning with prepared remarks by management and then we'll open up the call to your questions.

                      Earlier today, IMPAX released financial results for the third quarter of 2004. If you have not received this news release, or if you would like to be added to the company's distribution list, please call Lippert Heilshorn in Los Angeles at (310) 691-7100.

                      This call is being broadcast live over the Internet. A replay will be available on the company Web site for 14 days. A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation
                      1751374.

                      Before we begin, I would like to caution that to the extent any statements made during this conference call contain information that is not historical. These statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause IMPAX's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements.

                      Such risks and uncertainties include, but are not limited to, IMPAX's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, IMPAX's ability to successfully develop a commercialized pharmaceutical product, IMPAX's reliance on strategic alliances, the uncertainty of patent litigations, the ability of raw materials, the regulatory environment, dependence on patents and other protection for innovative products, exposure to product liability



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                      claims, fluctuations in operating results and other risks, detailed from time to time in IMPAX's filings with the Securities and Exchange Commission.

                      Forward-looking statements speak only as to the date on which they are made, today, November 9, 2004. IMPAX undertakes no obligation to update publicly or revise any forward-looking statements regardless of whether new information becomes available due to developments that occur or otherwise.

                      This call is the property of IMPAX Laboratories. Any re-distribution, re-transmission or re-broadcast of this call in any form without the express written consent of IMPAX is strictly prohibited.

                      With that said, I would like to turn the call over to Barry Edwards. Barry?

Barry Edwards:        Thank you Kim. Thanks everyone for participating in
                      IMPAX's Third Quarter 2004 Conference Call. As you may see from the press release we issued this morning, we had revenues of $30.7 million, an 86% increase over the third quarter of 2003. In addition, we reported a profitable quarter ending $735,000 or 1 cent per share on a fully diluted basis.

                      Much of the increase over 2003 was due to shipments of Bupropion Hydrochloride Extended Release tablets, generics of Wellbutrin SR and Zyban by our marketing partner Teva. We received a total of two (AME) approvals from FDA during the quarter, bringing our total for the year to nine. And we also announced a re-statement of first quarter and second quarter of 2004 financial results. We'll dedicate a portion of this call to explain the re-statement, including some background information as well as the changes that we'll cover in our financial statement.
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                      Now I'll turn the call over to Cornel who will go over the details of the income statement, balance sheet. And then following our usual format, I'll discuss progress we're making in executing the business strategy. Cornel?

Cornel Spiegler:      Thank you Barry. Good morning everyone. Before going to
                      more depth about our financial results for the Q3 2004, I would like to discuss the process by which our strategic partner Teva reinforced the IMPAX's financial results of the product marketed by them according to the June 2001 strategic alliance agreement.

                      On a monthly basis we receive a financial report from Teva indicating primarily the gross sales in dollars and in units then separating the net sales and the gross margins and the impact by product. Under the terms of this agreement, Teva has the sole and exclusive right to determine all the terms and conditions of sales to its customers including pricing, discounts, allowances, returns, rebates, price adjustments and other sales credit.

                      We at IMPAX review the appropriate information, follow up with their personnel when we have questions or comments. Therefore we record the revenues and gross margins from those Bupropion sales based on a monthly financial reporting from Teva.

                      The September 2004 financial report indicated two measures of sales credit issued by Teva in September 2004, which was our share of this credit for an aggregate of about $3.5 million. The September 2004 report also indicated, for the first time, that no sales returns were deducted from the net sales. As a result of all our discussions with Teva it was determined this credit related to March 2004 sales. Our agreement was (unintelligible) for the company that carried we need to re-state the Q1 and Q2 2004 financial results as follows.

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                      The Q1 net revenues were reduced by $4,308,000 from
                      $38,853,000 to $34,545,000 and the reported net income was reduced $3,832,000 from $9,048,000 to $5,216,000.
                      Accordingly the reported earnings per share were reduced by 7 cents from 16 cents to 9 cents basic and 8 cents on a diluted basis respectively.

                      The Q2 net revenues were reduced by $281,000 from $30,845,000 to $30,564,000 and the reported net income was reduced by $251,000 from $572,000 to $321,000. The reported earnings per share remained at 1 cent basic and fully diluted.

                      We'll file today the Form 12b-25 to extend the deadline for the filing of our Form 10-Q for the quarter ending September 30, 2004. The amended Forms 10-Q for the first and second quarter were completed and are currently being reviewed by our independent auditors.

                      And now to the third quarter results. Total revenues for the third quarter 2004 were $30.7 million, up 86% of the total revenue of $16.5 million in the prior year third quarter and slightly higher sequentially from the total revenues of $30.6 million in the second quarter of 2004.

                      The year over year increases are primarily due to shipments of generic version of Wellbutrin SR, Bupropion Hydrochloride 100 and 150 mg Controlled Release Tablets and generic Demeclocycline Hydrochloride 150 and 300 mg Tablets which commenced during the first quarter of 2004, and Zyban, Bupropion Hydrochloride and Sinemet CR, Carbidopa/Levodopa Extended Release Tablets which we began marketing during the second quarter of 2004.

                      Last quarter we began breaking down our product sales to our three marketing channels to help investors understand and better track our revenue growth. The categories are


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                      direct sales from which to compare to our Global
                      Pharmaceutical division which we call Global; generic prescription products to marketing buyers based on our strategic alliance agreement with Andrx, Teva, which we call Rx partners; and sales of OTC products to marketing pointers based on OTC agreements such as the one we have with Schering, Wyeth, Novartis and recently with Leiner, which we call OTC.

                      For the three months ending September 30, 2004, from the $30.3 million in product sales, $14.6 million was marketed by our Global division, compared to $10.2 million in the same period of last year. $10.8 million was sold through Rx partners compared zero last year. And $4.9 million of OTC sales compared to $5.7 million last year.

                      The $4.4 million increase in global products over 2003 third quarter was primarily due to new products such as the Demeclocycline, with net sales of about $2.7 million, and the Carbidopa/Levodopa with net sales of about $2.1 million, partially offset by lower sales of Carbidopa.

                      Gross margin for the 2004 third quarter was $13.1 million, or about 43% of total revenues compared to gross margins of $3.5 million, or about 21% of total revenues in the prior third quarter and higher sequentially from $12 million and approximately 39% of total revenues in the second quarter of 2004.

                      The year over year increase in the gross margin is primarily due to the introduction of new products and last year was higher margins such as Bupropion Hydrochloride, Demeclocycline Hydrochloride, Flavoxate and
                      Carbidopa/Levodopa.

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                      The research and development expenses for the three months ended September 30, 2004, prior to reimbursement, were $4.9 million, which was about $1.6 million higher than the 2003 third quarter. The year over year increase was due primarily to higher personnel costs, to biostudies, clinical studies and new produce introduction.

                      Capital litigation costs for the three months ended September 30, 2004 were approximately $3.3 million compared to $845,000 for the same period of 2003. The year to year increase for the three months was primarily due to an ongoing patent litigation related to our ANDA for (unintelligible) capsules and our (unintelligible) tablets, (unintelligible) tablets, (unintelligible), tablet engineering or capsules.

                      (Spending) expenses for the three months ended September 30, 2004 was $980,000 as compared to $546,000 for the same period in 2003 primarily due to higher personnel costs and the newly leased office expense.

                      The G&A expenses for the three months ended September 30, 2004 were $3.3 million as compared to $2.3 for the same period in 2003, primarily due to higher insurance premiums and personnel costs.

                      The net income for the quarter was $735,000 or 1 cent per share compared with a net loss of $3.6 million, or negative 7 cents per share for the same period in 2003.

                      Weighted average common shares in the quarter was 58.5 million and the same amount was available this quarter.

                      For the nine months ended September 30, 2004, total revenues were $95.8 million, up approximately 128% compared to total revenues of $42 million in the


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                      comparable period of last year. From 91.8 million product
                      sales in the first nine months of 2004, 40.5 million were marketed through our Global division, compared to 27 million last year, 38.7 million were sold through our Rx partners, compared to zero last year, and 12.6 million were OTC sales compared to 13.4 million last year.

                      Net income for the first nine months of 2004 was $6.3 million, or 10 cents per fully diluted share, compared to a net loss of $9.1 million or negative 18 cents per share in the first nine months of 2003.

                      Turning now to balance sheet items. The total cash position of the company as of September 30, 2004 was $89.6 million, compared to $15.5 million at December 31, 2003. The increase in cash balance was primarily due to the private placement of 1.25% $95 million convertible senior subordinated debentures private placement completed in the second quarter of 2004.

                      Our inventories were at $38.2 million at September 30, 2004, compared with $28.5 million at December 31, 2003. Our inventories reflect additional product launches in preparation for launch totaling $1.7 million for Loratadine and $2.1 million for OxyContin. Due to higher sales, our accounts receivable was $19.7 million at the end of the quarter compared with $9.9 million at the end of 2003. Our DSO days sales were outstanding, improving from 61 days at June 30, 2004 to 56 days at September 30, 2004.

                      Our capital expenditures for the nine months ended September 30, 2004 were $8.7 million compared to $3.1 in the comparable period in 2003. As previously disclosed, we expect to spend between $15 to $20 million for the next 12 months from all the client CAPEX expenditures.

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                      Barry will talk to you now about private development and
                      our progress in several other areas.

Barry Edwards:        Thank you Cornel. As I mentioned earlier in the call, we
                      received two final approvals in the quarter. These were for generic versions of Glucophage XR, which is Metformin
                      Hydrochloride Extended Release Tablets, the 500 mg strength, and a generic version of OxyContin 80 mg, which is Oxycodone Hydrochloride Extended Release Tablets. This brings our total number of approvals for the year to nine, seven of them final approvals, two of them tentative approvals.

                      After the end of the quarter we began marketing our previously approved Midodrine 2.5 and 5 mg tablets through our Global Pharmaceuticals division. Also, after the end of the quarter, we made the first shipments to our newest OTC partner, Leiner Health Products, for our Loratadine Orally Disintegrating Tablets and for Loratadine Pseudoephedrine 24 Hour Extended Release Tablets. We expect Leiner will begin marketing these products as private label store brand products before the end of the year.

                      Last quarter we referred to working on four to five upcoming new product launches. We are now at a point where we have taken four of those products into the market. Based on approvals in hand and the progress of our applications under review, we could possibly have two or more additional new product launches this year. As a result, our inventory levels are likely to remain high as we prepare support for these possible new product launches.

                      On the development side, today our product portfolio consists of 23 approved ANDAs, 14 applications pending at FDA, targeting approximately $4.3 billion in market sales.
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                      Our R&D group continues to work on tech transfer projects
                      as we transition products from R&D into our manufacturing facility, as well as on new product opportunities. Our increased R&D spending in the last quarter is indicative in an increase in activity directed toward new product filings.

                      On the litigation front, while there is significant activity and various paragraph for litigations during the quarter, as evidenced by the higher at litigation expense, there were no significant changes in the litigation status or timing.

                      In closing, I would remind you as more complete information regarding our development timeline and business strategy can be found in the corporate presentation posted and updated from time to time on our Web site at www.impaxlabs.com.

                      Operator, at this time we're ready to field some questions.

Operator:             Ladies and gentlemen, if you wish to register for a
                      question for today's question and answer session, you will need to press star then the number 1 on your telephone.
                      You will hear a prompt to acknowledge your request.

                      If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2. If you are using a speakerphone, please pick up your handset before entering your request. One moment, please, for the first question.

                      Your first question comes from Greg Gilbert with Merrill Lynch.

Gregory Gilbert:      Thanks. I have a couple of obvious questions to start
                      with. First of all, Barry, can you provide us any color on where your Wellbutrin 200 application stands and any FDA dialogue you've had. And also, on OxyContin 80, has your


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                      risk management program been approved and what are your
                      thoughts post the appeals hearing?

Barry Edwards:        Thanks, Greg. On the Bupropion 200 mg, you know, we
                      continue to see that progress on normal - what we consider a normal review - through FDA. We have been in communication with the agency, you know, regarding various questions they have and still believe that, you know, it's on track for approval in a normal review time frame.

                      On the Oxycodone product, as we noted earlier, we do have a final approval on that, and, you know, as we mentioned, when we have the final approval, we're still working with FDA on a risk management program. We continue to work with the agency toward getting their final okay on the program and, you know, think that we're making good progress on that.

                      With respect to the oral argument in the Endo/Purdue appellate case last week, as I think we mentioned on previous calls, we're in discussions, and we look at that as another data point that will be used when we consider the launch of the product once we get the final clearance from FDA on the R&D.

Gregory Gilbert:      Okay, and then as a follow-up, Cornel, can you provide us
                      cash flow from ops and CAPEX?

Cornel Spiegler:      The CAPEX I did mention.

Gregory Gilbert:      Okay.

Cornel Spiegler:      But how much we spent on the CAPEX for the first three
                      quarters - I'll go back to my notes here.

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Gregory Gilbert:      Okay. We'll get it off the transcript. Sorry about that.
                      How about cash...

Cornel Spiegler:      The cash from operations was filing negative because we
                      continued to pay down accounts payable and, you know, the inventory build up. So it was filing negative cash for operations.

Gregory Gilbert:      Then you mentioned Methylphenidate inventory. Is that
                      Concerta or something else?

Barry Edwards:        Yes, that would be the generic version of Concerta.

Gregory Gilbert:      Okay.

Barry Edwards:        Yeah, we call it by the generic name, all four strengths.

Gregory Gilbert:      Is this the first time you've mentioned that?

Cornel Spiegler:      That's correct.

Gregory Gilbert:      Okay. Barry, care to offer any color on how that's
                      progressing and the impact of the citizens petition filing and a label change?

Barry Edwards:        You know, I think the FDA has, you know, publicly
                      stated that they received additional information from J&J with respect to the petition, and I believe their position at that point was that they would need additional time to review that information to come to a decision. And, you know, we have no more direct information than what they've said publicly.

Gregory Gilbert:      Okay. Thanks. I'll get back in line.

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Barry Edwards:        Okay. Thanks Greg.

Operator:             Your next question comes from Adam Greene with First
                      Albany Capital.

Adam Greene:          Thanks. Good morning everyone. Relative to Wellbutrin SR,
                      what should we expect in the fourth quarter regarding any potential for rebate and inventory issues or pattern, and any impact of fourth quarter sales relative to the third quarter level of $11 million? And also, I'm interested to hear your thoughts on the new TriCor formulation - what if anything you're hearing from managed care regarding the switch on that product.

Barry Edwards:        Okay, thanks Adam. You know, with respect to the
                      Wellbutrin SR, the generic Wellbutrin SR and the impact on fourth quarter, you know, we've had, as you can expect, a number of discussions with our strategic partner and we put in place, you know, additional meetings and, you know, working on an approved reporting system so that we get the information on a more timely basis.

                      You know, during discussions with Teva, they have indicated that they're not seeing any great pricing pressure, which has been consistent with what, you know, they've been saying for the past several months. So, you know, we don't see from that side any additional pressures on fourth quarter.

                      You know, the risks, you know, with the products are, I think, pretty much the same as they have been, which is, you know, that the risk of additional new competitors coming into the market or the current players, you know, wanting to make a move to increase their market share.

                      I think overall on a proportional basis, the market shares have held pretty steady and, you know, shortly after the launch, probably from sometime in the second quarter on,

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                      you know, the market shares have held pretty parallel with one another for the different players.

                      So, you know, at this point there's nothing that we can see, you know, that I can give you any more direct information on the fourth quarter other than the historical information that everybody has at this point.

Adam Greene:          Okay. And on TriCor?

Barry Edwards:        On TriCor, you know, that was a recent announcement by
                      Abbott that they had a new formulation of their TriCor tablets which is the generically known fenofibrate. You know, we haven't as of yet at this point, gotten any feedback from the market with respect to the launch, the timing of the launch, and withdrawal of the current product and how that, you know, might impact the market for the current generic version that is pending.

                      You know, this is the second time that Abbott has made a move in the market like this with respect with the fenofibrate capsules in the switch. I think that could be regarded as being a successful exercise on their part in terms of shifting market into a new product and preserving market share. And, you know, I think over the next several weeks and months we'll be able to get a little bit more clarity on the progress on the switch from the caplet to the new tablet.

Adam Greene:          Great. Thank you.

Operator:             Your next question comes from Michael Tong with Wachovia
                      Securities.

Michael Tong:         Hi - good morning.

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                      Barry just a couple of follow-up questions on generic
                      Wellbutrin SR. Have you had any discussions with Teva as to what they see in terms of trade inventory level? Has it normalized and if it has when did it occur?

                      And also with respect to timing, Wellbutrin SR shipment in the third quarter, was there - pretty much spread evenly throughout the quarter or was there a disproportionate amount that came after - that occurred in the last week of the quarter?

                      And finally on OxyContin did you hear anything last week at the Appellate Court that would change how you pursue that product operationally?

Barry Edwards:        Thanks Michael, you know, let me go back to try to answer
                      them in the order you asked.

                      As far as the inventory in the trade channels, you know, we - as you know, you know, Teva's the marketer of the product and they have more direct information on the - in fact inventory level, you know, but our impression from the sales flow that we've seen over the last quarter is that the inventories at the customers have normalized and that, you know, we're seeing a pull through that is running somewhat in parallel to the prescription volumes that are being reported for the product.

                      You know with respect to the sales rate, you know, our experience, you know, again just looking back at the numbers that are reported to us by Teva, you know, the quarters tend to be somewhat lumpy. And I think, you know, that's probably a factor of, you know, them making shipments to very large customers and depending on the timing of a shipment to those customers within the quarter, you know, we see this lumpiness in terms of the unit flow out.

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                      On the OxyContin, you know, as I mentioned in response to
                      the earlier question, you know, we've looked at this as another data point, you know, we did have representatives at the hearing first hand in order to get a better feel for the arguments that were being made. And, you know, the information that we gleaned from that, you know, will certainly be part of the overall equation that we consider, you know, as we move forward with the product.

Michael Tong:         Right but more specifically has it changed how you looked
                      at that product?

Barry Edwards:        I mean since we haven't made a formal determination on it
                      I think at this point I have to say no. It didn't change the way we look at it.

Michael Tong:         Great. Thanks.

Operator:             Your next question comes from Chris Schott with CSFB.

Chris Schott:         Great. Thank you.

                      Just a quick question with regards to, I mean, when we were looking forward with some of these Teva related product sales are you going to have any greater ability to maybe smooth out some of the sales trends there so that we're not going to - I guess in an effort to kind of avoid restatements when we see customer rebates? Is there any update on that?

Barry Edwards:        Well, you know, Chris there's a couple of different
                      things, you know, as far as, you know, controlling the sales flow out from Teva into the customer base, you know, there's very little if anything we can do to control that, you know, they have sole responsibility for the sales and marketing, you know, of the products.

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                      I think where, you know, we haven't - where we're working
                      to improve the system is in the flow of information with respect to, you know, things that happen in the normal course of this business which are the credits, charges, rebates, et cetera.

                      I mean Cornel I don't know if you can add a little bit?

Cornel Spiegle:       Yes (unintelligible) a couple things about. We have a very good relation with Teva personnel and they've been very cooperative when providing the information when we ask them.

                      I think the problem what happened was the first and second quarter being a new launch product what is material to us may not be material exactly to them and I think per our discussion with them they've agreed to improve the reporting and that's what we saw in September already. And also we'll continue to have monthly meetings and quarterly meetings with them to make sure that the information they reported to us is proper and according with GAAP so we don't have any kind of future misstatements in the future.

Chris Schott:         Great - thank you.

                      One other quick question. With regards to your - the (OTC) business as you begin shipments to your new partner this quarter is that something we should think of as being at all significant or is that a relatively small...?

Barry Edwards:        I think, you know, because it's the initial shipments and, you know, they're getting prepared for their launch it's - have a relatively small impact.

Chris Schott:         Okay great.  Thank you.

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Operator:             Your next question comes from Andrew Swanson with
                      Citigroup.

Andrew Swanson:       Good morning.

                      It's really just a housekeeping question more than anything else. I know you touched on this in your initial comments but what I heard was that there was a $3.85 million sales credit related to March 2004. Actually - my sense is you actually restated by a little bit more than that and then also into the second quarter. Could you just walk through that process one more time for us please?

Cornel Spiegle:       Yes sure. The difference is sales return reserves. As I
                      mentioned earlier that in the report that we got in September we did find out from Teva that they did not accrue for us the estimated returns therefore - with broken product. So we discussed with them or suggested a return rate which they use on overall basis for all their products and we - therefore we had to go back and calculate the estimated reserve returns for the sales of Bupropion for the first and the second quarter.

                      So what you see the difference between the 3.5 million amount mentioned, 4.3, the difference is the estimated sales returns for the first quarter. The 281,000 in the second quarter was completely the sales return estimates.

Andrew Swanson:       And so you'll then be - you'll be able to use that rate
                      for all future Teva products going forward.

Cornel Spiegel:       Correct. For future the same rate we discussed with them.
                      Again, when monitor quarterly - we discussed again any changes in the rates or any kind of - if we see a


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                      significant increase in returns or lower returns we'll
                      monitor and adjust the rate accordingly but the answer is yes.

Barry Edwards:        (Andy) just as a further clarification, you know, Teva had set up its own reserve for the return. It just wasn't reported in the, you know, Bupropion reports that we received and it wasn't until September that we became aware that it wasn't included.

Andrew Swanson:       Thank you.

Operator:             Your next question comes from David Maris with Banc of
                      America.

David Maris:          Good morning - a few questions.

                      First, to clarify something that Cornel said Barry I think you mentioned that this was the first disclosure of the Concerta but from what I recall you also disclosed it last month at (Angelo's) conference. If you can just clarify it if this is the first disclosure of it.

                      Then on the pipeline if you could talk about how many products do you expect to launch over the next six months and how many of those launches are the dates pretty much fixed and how many could be held up by litigation, citizen's petition, et cetera?

Barry Edwards:        Okay with respect to the Methylphenidate, you know, I
                      think what Cornel was referring to was this is the first conference call that we've disclosed that, you know, one of the previously undisclosed projects with Teva was the Methylphenidate generic of Concerta. And, you know, the - we had updated the corporate presentation a little over a week ago and that was used at the (Contraberg) conference where it was listed in the Teva joint venture project and,


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                      you know, it became disclosed at that conference and on
                      the Web site. You know and in this conference call and in the reporting, you know, the major reason for the disclosure was the, you know, existence of the inventory that we've been building up in anticipation of the new product launch once the citizen's petition issues are resolved - the final approvals are granted.

                      Going to your second question regarding the possible new product launches over the next six months, you know, I think there's two that are - three that are fairly well known as potential candidates and those are the Oxycodone 80 milligram, the Methylphenidate Extended Release and the Bupropion 200 milligram.

                      I think, you know, with the Oxycodone, you know, we've discussed several times, you know, through the call already that the situation that we've got the final approval, still working with FDA on the RMP, and, you know, evaluating the legal situation.

                      On the Methylphenidate again there's a specific (unintelligible) pending at FDA. It's been pending for over eight months now and, you know, we hope to, you know, see some indication from FDA on the progress they're making on that.

                      And then on the Bupropion 200, you know, that one is, you know, undergoing a routine review and I think has - does not have the same type of timing issues or questions that the other two do.

                      As far as other product launches again, over the coming six months, you know, the ones that I'm looking at, you know, at this point aren't involved in Paragraph 4 litigation and, you know, should be relatively free of encumbrances in getting into the market other than the regular FDA review.

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David Maris:          And just as a follow-up how many of those - how many
                      products of that type are there and then you may have already covered this but how many ANDAs do you expect to file in 2004 and is that a slowdown from previous years?

Barry Edwards:        With respect to, you know, possible new product launches
                      over the next six months, you know, we've said that we could get two or more by year end and I think that beyond that going out to a six month time horizon probably another - possibly another two to three beyond that. So, you know, that puts us in the four to five range over the next six months.

                      With respect to ANDAs for 2004, you know, our target is six, you know, we still think that's achievable. As we've noted before it's, you know, it's going to be lumpy. There's going to be a lot of filings to make that number in the fourth quarter. It is slightly lower than what we did last year in terms of ANDAs. But I think, you know, we've picked up the pace this year in the second half of the year and, you know, have gotten, you know, the R&D team back focused on new product development, you know as I mentioned earlier in the remarks, you know, since we've gotten through a large number of product startups and validation throughout the course of this year which really did take a lot of their time and attention.

David Maris:          Okay and just the last clarification. Of the four to five
                      is that inclusive of the two to three that are up in the air?

Barry Edwards:        Yes.

David Maris:          Okay great.  Thank you very much.

Barry Edwards:        You're welcome (Dave).

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Operator:             Your next question comes from Jeffrey Long-McGie with
                      ThinkEquity.

Jeffrey Long-McGie:   Thank you.

                      In terms of how we, you know, on the outside of your stock should think about the issue of willful infringement with regards to the OxyContin 80 milligram, what - now in terms of what you get from your lawyers is it a range - if they say you have a 75% likelihood of being successful is that enough to avoid willful infringement or do you have to have a complete legal statement that says you guys are going to win your case in order to avoid willful infringement on that product?

Barry Edwards:        You know Jeffrey I think that it's a very specific
                      question where it's difficult to give a very specific answer. You know in these litigations there's a lot of different factors that come into play. There's a lot of information and I think that, you know, it's the overall sum of the parts in terms of what's occurred in other similar litigation, what, you know, your product is, what your opinions are, what the assessments are, and the review that occurs on a larger basis, you know, goes into that determination. But, you know, I can't give you a very specific answer because I don't think there really is one.

Jeffrey Long-McGie:   Okay and if you think that Endo's going to lose this
                      appeal would you still consider launching with respect to, you know, obviously you have some non-infringement claims as well?

Barry Edwards:        You know I think we're looking at the Endo appeal as we've said earlier as an additional data point and we'll make our assessment, you know, independent or, you know, you know, at - utilizing that again as a data point. I don't

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                      think that our, you know, assessment of whether they're
                      likely to prevail or not is going to be the sole determinant in our decision whether or not to go forward.

Jeffrey Long-McGie:   Thank you.

Operator:             Your next question comes from Hossein Ekrami with Sturza.

Hossein Ekrami:       Yes - good morning.  Thanks for taking my call.

                      Barry have you seen a slowdown in FDA review period and what would you characterize as a normal review period for controlled release drug at the moment?

                      And the second question I have is on Wellbutrin SR. Did they trend in line with prescription demand in the third quarter?

Barry Edwards:        Okay, you know, as far as FDA reviews, I mean, on the
                      applications that we have pending I'd say we have seen a slowdown. In particular there's a couple of applications where I think, you know, we've seen what FDA has disclosed as a problem with the division of bioequivalents where the comments came much later in the review than, you know, we had been used to. I think FDA has also made statements over the last several weeks that, you know, they're working to correct those issues. (Unintelligible), you know, seem to be largely created by the influx of new applications.

Hossein Ekrami:       Okay.

Barry Edwards:        As far as the - on the Wellbutrin SR, you know, I think as far as the revenues matching the prescriptions, you know, I'm looking at it on the quarter overall that roughly the


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                      units sold out, you know, are in a reasonable range of the prescription data that's been reported.

Hossein Ekrami:       Okay.  Thank you very much.

Barry Edwards:        You're welcome.

Operator:             Your next question comes from Greg Gilbert with Merrill
                      Lynch.

Gregory Gilbert:      Hey I have a couple follow-ups.

                      First, what's your goal for filing the 10-Q?

Cornel Spiegel:       Okay as I mentioned earlier that the first and second
                      quarter 10-Qs were completed yesterday and they were sent over to the accountants and their review. The Q3 was done
                      Friday. It's being reviewed by them also. Unfortunately the way it works you have to file the Q1 and then the Q2 in order to complete the Q3 filing so we expect by the end of the week to file all the 10-Qs.

Gregory Gilbert:      Okay thanks.

                      Barry on Wellbutrin 200 just thinking about how that market may shake out we know that a large generic player will be launching against you there. Normally we would assume that a larger company would gain disproportionate share versus IMPAX on a typical launch, do you agree with that and do you think it's a different scenario because you're a pure generic and they're an authorized generic?

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Barry Edwards:        Yes to the first question, you know, the second question's a little bit harder to answer, you know, I think there's been a general feeling that customers prefer to deal with generic manufacturers as opposed to purely a distributor.

Gregory Gilbert:      Right.

Barry Edwards:        But, you know, I don't have any data that would, you know, to back that up or help you to come to any conclusion from that.

Gregory Gilbert:      Okay.

Barry Edwards:        It's just a fact.

Gregory Gilbert:      And then can - any general comments Barry on pricing or
                      volume or just general behavior on your global product sales as - just a I guess a question about the competitive landscape there.

Barry Edwards:        Yes.

Gregory Gilbert:      Anything worth noting?

Barry Edwards:        Well, you know, one of the things to keep in mind with our product line, you know, we are a slice of the market. Our product tends not to have as many competitors as, you know, the generic group overall. So, you know, what we're seeing maybe different than what's reported overall for the industry, you know, we're seeing, you know, sporadic price competition in some accounts on some products but nothing that I would, you know, classify as, you know, broad based price degradation across the product line.

Gregory Gilbert:      Thanks a lot.

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Barry Edwards:        You're welcome.

Operator:             Your next question comes from Adam Greene with First
                      Albany Capital.

Adam Greene:          Just a follow-up question on Concerta. Were all four
                      strains filed together and based on your conversations with the FDA would you expect them all to be approved at the same time?

Barry Edwards: Adam, you know, as happens regularly for us I think the highest strength was filed first. We followed up with the three lower strengths and, you know, you know, we believe that all four are at a point where they would be approved at the same time.

Adam Greene:          Great. Thank you.

Operator:             Your next question comes from Michael Tong with Wachovia
                      Securities.

Michael Tong:         Hi Barry.

                      You haven't touched on your branded side of the business on this call at all. Is there any update there and any indication as to when we might see a filing on the branded side?

Barry Edwards:        You know we haven't touched on it primarily because, you
                      know, there really isn't any significant updates. You know we continue to work on the different projects we have, you know, there is activity - a considerable amount of
                      activity in the company and we're seeing progress
                      internally but it hasn't resulted in anything that, you
                      know, you've been able to see at this point.
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                      You know as far as product filing, you know, our goal has
                      been to try and get, you know, one filing in the brand area per year and, you know, we're still comfortable that we'll be able to do that. You know I think, you know, one of the signs you're seeing that there's activity in that area is, you know, we have an increase in clinical study cost related to some of the studies that we've been doing on these products to move them along the development time
                      - in this development timeframe.

Michael Tong:         Just quickly on the goal of filing one per year, when does that start?

Barry Edwards:        You know I think our goal we set out last year was one per year and we got one filed in September and one on December
                      31. So, you know, the approximate one-year timeframe will be coming up in the next several months I would say.

Michael Tong:         Okay great. Thanks.

Barry Edwards:        You're welcome.

Operator:             Once again ladies and gentlemen as a reminder to register
                      for a question please press star then the number 1 on your telephone keypad.

                      There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Barry Edwards:        Okay Operator thank you.

                      You know at this point we have no further comments other than to thank everyone for their participation in the call and, you know, look forward to talking to you next quarter.

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Operator:             Ladies and gentlemen...

Man:                  Thank you very much.

Operator:             ...that concludes your conference call for today. We thank you for your participation.


                                       END